QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
BIDZ.com, Inc.

We consent to use of our report of Independent Registered Public Accounting Firm dated February 22, 2006 covering the financial statements of BIDZ.com, Inc. as of December 31, 2005, and the related statements of operations, stockholders' equity (deficit) and cash flows for the each of the three years in the period ended December 31, 2005 included in this Form S-1 which is contained in the Registration Statement and Prospectus expected to be filed on or about March 17, 2006.

        We also consent to the reference to us as experts in matter of accounting and auditing in this registration statement and Prospectus.

/s/  STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 16, 2006

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm